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Press Release

     Hartman INCOME REIT adds to Dallas Office Portfolio

  Hartman Income REIT, Inc., a Houston based Real Estate Investment Trust, announced today that Hartman Short Term Properties XX, Inc. an affiliate, has purchased Parkway Plaza I & II from Merit Texas Properties, LLC.

  “We are excited about making another investment along the Dallas North Tollway at the prominent Spring Valley intersection.  The quality of this location enhances our portfolio and provides out newest fund with substantial upside potential through renovation and increasing occupancy,” said David Wheeler, EVP of Acquisitions and Finance

  Parkway Plaza I & II–A 136,283 square foot, two (2) building office property at the highly desirable intersection of Spring Valley and Dallas North Tollway in Dallas Texas.

  Lead tenants at Parkway Plaza I & II include: JP Morgan Chase, one of the oldest and well known financial institutions in the United States with over 240,000 employees, GHA, a leading nationwide architecture/development firm that focuses its efforts in the commercial sector, and RTW Advisors, a financial advisory firm that reportedly manages an estimated $317 million in assets.

  Parkway Plaza I & II’s location along Dallas North Tollway and its close proximity to several other highways provides it with an easily accessible access and places it in the Far North Dallas Office Submarket which has been the most active office market in DFW with over 650,000 SF of positive absorption through 2012.  Parkway Plaza I & II benefits from an amenity rich environment that includes banking, hospitality, retail, restaurants, and more. Hartman’s business plan is to stabilize the property at submarket rates.  Tom Strohbehn, CCIM and Scot Farber, CCIM of Cushman and Wakefield Inc. represented the seller, Merit Texas Properties, LLC, and Dave Wheeler, Julian Kwok, CCIM, and Matt Blasi represented the buyer, Hartman Short Term Properties XX, Inc.

                  Hartman Income REIT’s existing Portfolio

Hartman Income REIT, headquartered in Houston, Texas, is a $330,000,000 Real Estate Investment Trust which owns and/or manages 36 properties with 4,793,000 square feet of office, industrial and retail space. Our properties are located in Houston, Dallas and San Antonio, Texas. For more information, please contact Dave Wheeler, at 214-432-3706.